Exhibit 15.01

May 23, 2006

The Board of Directors and Stockholders of
Lehman Brothers Holdings Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Lehman Brothers Holdings Inc., of our report dated April 10, 2006 relating to the unaudited consolidated interim financial statements of Lehman Brothers Holdings Inc. that are included in its Form 10-Q for the quarter ended February 28, 2006.

/s/ Ernst & Young LLP

Ernst & Young LLP